UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                               FORM-12b-25        SEC FILE NUMBER
                                                      1-7965

                       NOTIFICATION OF LATE FILING

(Check One):  X Form 10-KSB   Form 20-F   Form 10-Q   Form N-SAR

              For Period Ended:
              [ ] Transition Report on Form 10-K
              [ ] Transition Report on Form 20-F
              [ ] Transition Report on Form 11-K
              [ ] Transition Report on Form 10-Q
              [ ] Transition Report on Form N-SAR
              For the Transition Period Ended:

Read Instructions (on back page) Before Preparing Form. Please
Print or Type.
Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
----------------------------------------------------------------

PART I - REGISTRANT INFORMATION

Full Name of Registrant
             CASPEN OIL, INC.
----------------------------------------------------------
Former Name if Applicable
             Irongate 3, Suite 201
             777 South Wadsworth Blvd.
----------------------------------------------------------
Address of Principal Executive Offices (Street and Number)
             Lakewood, CO  80226
----------------------------------------------------------
City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

          (a)  The reasons described in reasonable detail in
               Part III of this form could not be eliminated without unreasonable effort or expense;


         (b) The subject annual report, semi-annual report, transition report on 10-K, Form 20-F, 11-K, Form
   X N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach
Extra Sheets if Needed)



     The Registrant is unable to meet the prescribed deadline.







PART IV - OTHER INFORMATION

    (1) Name and telephone number of person to contact in regard to this notification

         Gary N. Davis              303          987-0925
         ------------------       -------      --------------
         (Name)                 (Area Code)  (Telephone Number)

    (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or
         Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? if answer no, identify report(s).
         X YES    NO

     -----------------------------------------------------------

    (3)  Is it anticipated that any significant change in
         results of operation from the corresponding period for
         the last fiscal year will be reflective by the earnings
         statements to be included in the subject report or
         portion thereof?    YES  X NO

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

----------------------------------------------------------------

                             CASPEN OIL, INC.
      ----------------------------------------------------------
               (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date  October 29, 1996                By
    -----------------------          ---------------------------

INSTRUCTION: This form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with this form.

                                 ATTENTION
  Intentional misstatements or omissions of fact constitute
  Federal Criminal Violations (See 18 U.S.C. 1001).

                           GENERAL INSTRUCTIONS

1. This form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities
   Exchange Act of 1934.

2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed will be made a matter of public record in the Commission files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is required.

4. Amendments to the notifications must also be filed on form
   12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.